Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS SECOND QUARTER 2016 RESULTS

Honolulu (July 27, 2016)-Alexander & Baldwin, Inc. (NYSE:ALEX) ("A&B" or "Company") today announced its financial results for the three and six months ended June 30, 2016.
"Our core strategy of expanding our Hawaii commercial portfolio and increasing recurring earnings produced solid results in the quarter. Leasing operating profit and net operating income (NOI) were up 6.5% and 4.2%1, respectively, in the quarter. In addition, we completed Mainland dispositions to fund the Manoa Marketplace acquisition, and launched our important Kailua redevelopment efforts at the former Macy’s site. Based on strong performance year to date and a continued favorable outlook, we expect Leasing operating profit to grow 5-7% in 2016, and we are increasing our full-year NOI growth estimate to 3-4%, up from 2%. We expect to be announcing more commercial growth opportunities as the year progresses," said Chris Benjamin, A&B president & chief executive officer.
"We also made good progress in Agribusiness, where our final sugar harvest is on track and our sugar cessation-related losses so far this year are lower than originally projected. We’re now in a position to improve our full-year guidance for cessation costs."
"In addition to the Mainland dispositions, we closed the sales of five joint venture units at Kukui'ula and Ka Milo in the quarter. In July, we closed another four units and have seven binding sales at these projects that are expected to close this year. In addition, we look forward to fourth quarter sales closings at The Collection. Material & Construction's paving volume was down significantly due largely to pervasive inclement weather in the quarter, but our backlog grew to $267 million. While the weather has been challenging, the paving work is there when the weather cooperates," said Benjamin. "And finally, we successfully expanded our Hawaii renewable energy portfolio with a new $15 million investment in two solar facilities that together generate 6.5 megawatts of renewable power. The investment extends our renewable energy presence to Oahu and provides us a base to grow our portfolio where the state's renewable energy needs are the greatest."

Quarter Highlights & Recent Activity

Leasing

•	Leasing operating profit was up 6.5% to $14.8 million and NOI increased by 4.2% to $22.3 million[1].

•	Sold three Mainland commercial properties to complete the migration process related to the Manoa Marketplace acquisition.

•	Began construction of the Lau Hala Shops (formerly Kailua Macy’s building).

•	First tenants expected to open in early 2018.

•	Letters of intent (LOIs) signed for 87% of remaining available square feet.

•	Moving forward with a new food hall at the Pearl Highlands Center.

•	Ground breaking is projected for fall 2016.

•	Expected to open in the first quarter of 2017.

•	Secured LOIs for nearly 60% of the available square feet.

•
The 18,415-square-foot expansion of the Gateway at Mililani office complex has been completed and was moved into the commercial portfolio in June. The additional space was built to a 13% stabilized yield on cost.

Development & Sales

•	Construction of The Collection remains on schedule for late 2016 delivery.

•	Second quarter 2016 joint venture sales activity:

•	Two sales at Kukui’ula on Kauai: a lot at $65 per square foot and a home for $4.1 million or $1,535 per square foot.

•	Three sales at Ka Milo on the Big Island at an average $630 per square foot.

•	Seven binding sales contracts at the 70-unit Keala O Wailea on Maui averaging $1.1 million per unit.

▪	43 binding sales to date at an average price of $1.1 million or $820 per square foot.

▪	Site construction advanced.

▪	Delivery of units targeted in late 2017.

Materials & Construction

•	$72 million of new contract wins.

•	Backlog remains healthy at $266.8 million[2], a 17.8% increase compared to year end.

•	A quadrupling of crew days rained out in the second quarter compared to last year held operating profit to $4.9 million.

Agribusiness

•	Final sugar harvest on track.

•	Cessation cost outlook materially better than originally expected. Cessation, including Agribusiness segment cash flows, now expected to be cash flow positive.

•	Continued advancement of diversified agriculture plans through crop and grazing trials, technology research and financial analysis.

Financial/Other

•	Invested $15.4 million in two solar facilities in Mililani, Oahu totaling 6.5 megawatts.

Financial Performance
Second Quarter 2016
The Company reported a net loss for the second quarter of 2016 of $0.7 million, or $0.01 per diluted share, which included a $10.5 million after-tax loss from the Agribusiness segment, or $0.21 per diluted share, principally related to the previously disclosed cessation of sugar operations at Hawaiian Commercial & Sugar Company (HC&S). However, due to the better-than-expected outlook for cessation related costs, the Company is reducing its full-year, pre-tax cessation cost guidance from $90-$110 million to $75-$90 million and, as a result, now expects the cessation of sugar operations will be a cash positive event. Earnings for the second quarter of 2015 were $9.8 million, or $0.20 per diluted share, and included after-tax losses from the Agribusiness segment of $3.0 million, or $0.06 per diluted share.

Revenue for the second quarter of 2016 was $102.7 million, compared to revenue of $153.7 million for the second quarter of last year. Revenue declined due to declines in property sales revenue, asphalt prices and paving revenues.
Segment and other results:
Leasing operating profit increased 6.5% in the second quarter from $13.9 million in 2015 to $14.8 million in 2016, primarily due to the timing of acquisitions and dispositions. Leasing NOI increased in the second quarter compared to last year by 4.2%1.
Development & Sales reported operating profit of $5.0 million in the second quarter of 2016 due primarily to the sales of three Mainland commercial properties to fund the Manoa Marketplace acquisition, but also included joint venture unit closings of two units at Kukui’ula and three units at Ka Milo. Operating profit from Development & Sales in the second quarter of 2015 was $14.3 million and primarily included the sale of three Kahala Avenue properties and a 2.4-acre parcel at Maui Business Park.
The Materials & Construction segment contributed $4.9 million of operating profit in the second quarter of 2016, compared to $7.0 million in last year's second quarter. A significant decrease in tons paved due to delays principally caused by weather were partially offset by increased material sales margins and quarrying efficiency gains. During the quarter, 53 crew days were rained out compared to 14 days for the second quarter of 2015. EBITDA for the second quarter was $7.8 million1 compared to $9.7 million1 last year.
Total Agribusiness operating losses for the second quarter of 2016 were $19.9 million and included $18.5 million of sugar cessation-related expenses. Second quarter Agribusiness losses were lower than projected due primarily to lower-than-expected cessation costs. Agribusiness operations losses were $1.4 million in the second quarter of 2016, compared to $4.7 million in the second quarter of 2015. Agribusiness operations losses were lower in the second quarter of 2016, compared to last year, primarily due to lower raw sugar production costs and higher charter revenue, partially offset by lower power and molasses margins.
Corporate finance and other:
Interest expense increased modestly to $6.8 million for the second quarter of 2016 from $6.6 million for the second quarter of 2015.
General corporate expenses were slightly higher, increasing to $5.6 million for the second quarter of 2016 from $5.3 million for the second quarter of 2015.
The Company reported an income tax benefit of $16.5 million in the quarter due to a net loss before taxes resulting primarily from Agribusiness losses for the quarter and credits related to the new Oahu solar investment made during the second quarter.

Year-To-Date
The Company reported a net loss for the first half of 2016 of $8.2 million, or $0.16 per diluted share, which included a $20.8 million after-tax loss from the Agribusiness segment, or $0.42 per diluted share, principally related to the cessation of sugar operations at HC&S. Earnings for the first half of 2015 were $35.1 million, or $0.71 per diluted share, and included after-tax losses from the Agribusiness segment of $1.8 million, or $0.04 per diluted share.
Revenue for the first half of 2016 was $211.5 million, compared to revenue of $304.4 million for the first half of last year. Revenue declined principally due to lower development sales, asphalt prices and paving revenue.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED INDUSTRY SEGMENT DATA, NET INCOME (LOSS)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2016	2015	2016	2015
Real Estate:
Leasing	$34.6	$34.8	$69.4	$67.5
Development & Sales	61.0	52.4	61.3	88.9
Reconciling item[3]	(60.7)	(16.7)	(60.7)	(21.0)
Materials & Construction	42.0	57.4	92.7	114.3
Agribusiness	25.8	25.8	48.8	54.7
Total revenue	$102.7	$153.7	$211.5	$304.4

Operating Profit (Loss):
Real Estate:
Leasing	$14.8	$13.9	$28.9	$27.1
Development & Sales	5.0	14.3	1.2	46.3
Materials & Construction	4.9	7.0	12.9	14.2
Agribusiness:
Agribusiness operations	(1.4)	(4.7)	(0.2)	(2.8)
HC&S cessation costs	(18.5)	—	(34.0)	—
Total operating profit	4.8	30.5	8.8	84.8
Interest expense	(6.8)	(6.6)	(13.7)	(13.7)
General corporate expenses	(5.6)	(5.3)	(12.4)	(10.9)
Reduction in solar investments	(9.5)	(1.5)	(9.5)	(1.6)
Income (loss) before income taxes	(17.1)	17.1	(26.8)	58.6
Income tax expense (benefit)	(16.5)	7.0	(19.2)	22.6
Net income (loss)	(0.6)	10.1	(7.6)	36.0
Income attributable to noncontrolling interest	(0.1)	(0.3)	(0.6)	(0.9)
Net income (loss) attributable to A&B shareholders	$(0.7)	$9.8	$(8.2)	$35.1

Earnings (Loss) Per Share[4]:
Basic - Net income (loss) available to A&B shareholders	$(0.01)	$0.20	$(0.16)	$0.72
Diluted - Net income (loss) available to A&B shareholders	$(0.01)	$0.20	$(0.16)	$0.71

Weighted average number of shares outstanding:
Basic	49.0	48.9	49.0	48.8
Diluted	49.0	49.4	49.0	49.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Millions, Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets	$143.2	$152.5
Investments in affiliates	432.2	416.4
Real estate developments	188.5	183.5
Property, net	1,275.6	1,269.4
Intangible assets, net	58.1	54.4
Goodwill	102.3	102.3
Other assets	39.3	63.8
	$2,239.2	$2,242.3

Liabilities & equity
Current liabilities	$184.0	$184.7
Long-term debt, non-current portion	532.0	496.6
Deferred income taxes	183.4	202.1
Accrued pension and post-retirement benefits	58.7	59.7
Other non-current liabilities	52.5	60.5
Redeemable noncontrolling interest	11.6	11.6
Equity	1,217.0	1,227.1
	$2,239.2	$2,242.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW TABLE
(In Millions, Unaudited)

	Six Months Ended June 30,
	2016	2015

Cash flows from operating activities:	$29.8	$69.4

Cash flows from investing activities:
Capital expenditures for property, plant and equipment	(99.8)	(20.4)
Capital expenditures related to 1031 commercial property transactions	(6.2)	(1.3)
Proceeds from disposal of property and other assets	1.9	5.1
Proceeds from disposals related to 1031 commercial property transactions	59.3	25.2
Payments for purchases of investments in affiliates	(26.4)	(18.1)
Proceeds from investments in affiliates	3.0	37.2
Change in restricted cash associated with 1031 transactions	16.2	(2.7)
Net cash provided by (used in) investing activities	$(52.0)	$25.0

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$132.0	$51.0
Payments of long-term debt and deferred financing costs	(94.3)	(136.9)
Net payments under line-of-credit	(4.9)	(2.5)
Dividends paid	(5.9)	(4.9)
Distributions to non-controlling interests	(0.5)	(1.1)
(Tax withholding payments) proceeds from issuance of capital stock and other, net	0.9	(0.5)
Net cash provided by (used in) financing activities	$27.3	$(94.9)
Net increase (decrease) in cash and cash equivalents	$5.1	$(0.5)

USE OF NON-GAAP FINANCIAL MEASURES
The Company calculates NOI as operating profit, less general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. NOI is considered by management to be an important and appropriate supplemental performance metric because management believes it helps both investors and management understand the ongoing core operations of our properties excluding corporate and financing-related costs and noncash depreciation and amortization. NOI is an unlevered operating performance metric of our properties and allows for a useful comparison of the operating performance of individual assets or groups of assets. This measure thereby provides an operating perspective not immediately apparent from GAAP income (loss) from operations or net income (loss). NOI should not be considered as an alternative to GAAP net income as an indicator of the Company's financial performance, or as an alternative to cash flow from operating activities as a measure of the Company's liquidity. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company's presentation of NOI may not be comparable to other real estate companies. The Company believes that the Real Estate Leasing segment's operating profit is the most directly comparable GAAP measurement to NOI. A reconciliation of Real Estate Leasing segment operating profit to Real Estate Leasing segment NOI is as follows:

	Three Months Ended June 30,
(dollars in millions)	2016	2015
Real Estate Leasing segment operating profit	$14.8	$13.9
Adjustments:
Depreciation and amortization	7.3	7.2
Straight-line lease adjustments	(0.7)	(0.7)
General, administrative and other expenses	0.9	1.0
Real Estate Leasing segment NOI	$22.3	$21.4
Percent change over prior comparative period	4.2%

The Company also provides guidance on expected growth in Leasing NOI. A reconciliation from projected 2016 Real Estate Leasing segment operating profit to projected 2016 Real Estate Leasing segment NOI is as follows:

	2016 Forecast		2015	Change
(dollars in millions)	Low	High	Actual	Low	High
Real Estate Leasing segment operating profit	$55.9	$56.8	$53.1	5%	7%
Adjustments:
Depreciation and amortization	28.4	28.4	28.9
Straight-line lease adjustments	(2.0)	(2.0)	(2.3)
General, administrative and other expenses	4.1	4.1	4.2
Real Estate Leasing segment NOI	$86.4	$87.3	$83.9	3%	4%

The Company presents EBITDA for the Materials & Construction segment, which is a non-GAAP measure. The Company uses EBITDA when evaluating operating performance for the Materials & Construction segment because management believes that it provides insight into the segment’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's EBITDA. A reconciliation of segment operating profit to EBITDA follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2016	2015	2016	2015
Operating profit	$4.9	$7.0	$12.9	$14.2
Depreciation & amortization expense	3.0	3.0	5.8	5.8
Income attributable to noncontrolling interest	(0.1)	(0.3)	(0.6)	(0.9)
EBITDA	$7.8	$9.7	$18.1	$19.1
Percent change over comparative period	(19.6)%		(5.2)%
__________________________________________

[1]	This is a non-GAAP disclosure. See above for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace (and consolidated subsidiaries) and Maui Paving, LLC, a 50-percent-owned non-consolidated affiliate, expect to realize on contracts awarded, primarily related to asphalt paving and, to a lesser extent, Grace’s consolidated revenue from its construction- and traffic-control-related products. Backlog includes estimated revenue from the remaining portion of contracts not yet completed, as well as revenue from approved change orders. The length of time that projects remain in backlog can span from a few days for a small volume of work to 36 months for large paving contracts and contracts performed in phases. Maui Paving's backlog at June 30, 2016 and 2015 were $17.1 million and $25.0 million, respectively.

[3]
Represents commercial property sales that are classified as "Gain on sale of improved property" in the Condensed Consolidated Statements of Income, but reflected as revenue for segment reporting purposes.

[4]
Earnings per share available to A&B shareholders reflect $0.1 million of undistributed earnings allocated from redeemable noncontrolling interests for the second quarter of 2016 and $0.5 million for the first half of 2016. There were no undistributed earnings allocated from redeemable noncontrolling interests in the first half of 2015.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in real estate development, commercial real estate, agriculture, materials and infrastructure construction. With ownership of nearly 88,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising 4.7 million square feet of leasable space in Hawaii and on the U.S. Mainland and is the largest owner of grocery-anchored retail assets in the state. A&B is also Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.
FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 17-29 of Alexander & Baldwin, Inc.’s 2015 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
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